Exhibit 99.1
Bandwidth Announces Devesh Agarwal as Chief Operating Officer
To Lead Growth and Innovation

Proven technology executive with significant sales, go-to-market and P&L leadership experience at large organizations

RALEIGH, N.C. – Jan. 2, 2025 – Bandwidth Inc. (NASDAQ: BAND), a leading global enterprise cloud communications company, today announced Devesh Agarwal as Chief Operating Officer, effective Jan. 1, 2025.

Agarwal, who had served as interim COO since July 2024, is a proven technology executive with significant sales, go-to-market, customer co-creation and P&L leadership experience at large organizations, including Oracle. He joined Bandwidth in July 2022 as Chief Software Strategy Officer, where he led the design and development of Bandwidth’s recently announced global Universal Platform and accelerated delivery of key innovations including the award-winning Bandwidth MaestroTM platform. Agarwal holds 25 patents.

“Devesh has demonstrated both the vision and the heart for our mission to serve customers while also lifting up Bandmates globally,” said David Morken, Bandwidth’s Chief Executive Officer. “He has earned the respect of our customers, his team and all of us at Bandwidth, and I’m excited about what we will achieve together going forward. Devesh will lead execution of Bandwidth's strategy, engage with global customers, spearhead innovation, achieve operational excellence and elevate our company culture.”

“I’m honored to lead as Chief Operating Officer at such an important time in Bandwidth’s growth and evolution,” said Devesh Agarwal. “Bandwidth’s strong customer base, market leadership and product innovation are enviable. I look forward to working alongside our talented Bandmates to drive further growth, deliver exceptional value to customers and help write the next chapter of our success.”

About Bandwidth Inc.
Bandwidth (NASDAQ: BAND) is a global cloud communications software company that helps enterprises deliver exceptional experiences through voice calling, text messaging and emergency services. Our solutions and our Communications Cloud, covering 65+ countries and over 90 percent of global GDP, are trusted by all the leaders in unified communications and cloud contact centers–including Amazon Web Services (AWS), Cisco, Google, Microsoft, RingCentral, Zoom, Genesys and Five9–as well as Global 2000 enterprises and SaaS builders like Docusign, Uber and Yosi Health. As a founder of the cloud communications revolution, we are the first and only global Communications Platform-as-a-Service (CPaaS) to offer a unique combination of composable APIs, AI capabilities, owner-operated network and broad regulatory experience. Our award-winning support teams help businesses around the world solve complex communications challenges every day. For more information, visit Bandwidth.com.

Media Contact
David Doolittle
Bandwidth
ddoolittle@bandwidth.com